UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                        Citizens Community Bancorp, Inc.
              ----------------------------------------------------
                                (Name of Issuer)

                         Common Stock ($.01 Par Value
              ----------------------------------------------------
                         (Title of Class of Securities)

                                    174903104
                         ------------------------------
                                 (CUSIP Number)

                                December 6, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ( )  Rule 13d-1 (b)
        (X)  Rule 13d-1 (c)
        ( )  Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  174903104

1.     NAME OF REPORTING PERSONS

            Investors of America, Limited Partnership
            IRS Identification No. of above

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a)
                                                               (b)

3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            Nevada

                                                    5. SOLE VOTING POWER
NUMBER OF SHARES                                             547,800
BENEFICIALLY OWNED
BY EACH REPORTING                                   6. SHARED VOTING POWER
PERSON WITH                                                     0

                                                    7. SOLE DISPOSITIVE POWER
                                                             547,800

                                                    8. SHARED DISPOSITIVE POWER
                                                                0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            547,800

10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.7%

12.    TYPE OF REPORTING PERSON (See Instructions)
            PN

ITEM 1.

    (a)  NAME OF ISSUER:

         Citizens Community Bancorp, Inc.

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         2174 EastRidge Center, Eau Claire, Wisconsin  54701

ITEM 2.

    (a)  NAME OF PERSON FILING:

         The name of the person filing this statement(the "Reporting Person") is Investors of America, Limited Partnership.

    (b)  ADDRESS OF PRINCIPAL OFFICE:

         The address of the principal office of the Reporting Person is 135 North Meramec, Clayton, MO 63105.

    (c)  CITIZENSHIP:

         Investors of America, Limited Partnership is a Nevada partnership.

    (d)  TITLE OF CLASS OF SECURITIES:

         This statement relates to Common Shares of the Issuer ("Shares").

    (e)  CUSIP NUMBER: 174903104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

    (a)  /__/  Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  /__/  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)  /__/  Insurance company as defined in Section 3(a)(19) of the  Exchange
               Act.

    (d)  /__/  Investment company registered under Section 8 of  the  Investment
               Company Act.

    (e)  /__/  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

    (f)  /__/  An  employee  benefit  plan  or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F).

    (g)  /__/  A parent holding company  or  control  person  in accordance with
               Rule 13d-1(b)(1)(ii)(G).

    (h)  /__/  A  savings  association as defined in Section 3(b) of the Federal
               Deposit Insurance Act.

    (i)  /__/  A church  plan  that  is  excluded  from  the  definition  of  an investment company under Section 3(c)(14) of the Investment Company Act.

    (j)  /__/  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP:

    (a)   Amount beneficially owned: 547,800

    (b)   Percent of class: 7.7%

    (c) The Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of its shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          This item is not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by the Reporting Person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          This item is not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

          This item is not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          This item is not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  December 14, 2006

                                            Investors of America,
                                            Limited Partnership



                                            /s/ James F. Dierberg
                                            ------------------------------------
                                            James F. Dierberg, President of
                                            First Securities America, Inc.,
                                            General Partner